Exhibit 10.34

Option Care, Inc.

485 Half Day Road — Suite 300

Buffalo Grove, IL 60089

May 7, 2003

Richard M. Smith

571 Silver Oak Grove

Colorado Springs, CO  80906

Re:          Employment Agreement

Dear Rick:

This letter is to confirm our understanding with respect to (i) your future employment by Option Care, Inc. or any present or future parent, subsidiary or affiliate thereof (collectively, the “Company”), (ii) your agreement not to compete with the Company, (iii) your agreement to protect and preserve information and property which is confidential and proprietary to the Company and (iv) your agreement with respect to the ownership of inventions, ideas, copyrights and patents which may be used in the business of the Company (the terms and conditions agreed to in this letter are hereinafter referred to as the “Agreement”). In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed as follows:

1.             Employment.

(a)           Subject to the terms and conditions of this Agreement, the Company will employ you, and you will be employed by the Company, as President and Chief Operating Officer reporting only to the Chief Executive Officer of the Company.  You will have the responsibilities, duty and authority commensurate with the position of President and Chief Operating Officer, including, without limitation, oversight of all corporate and operating divisions of the Company.  It is understood that all such corporate and operating divisions will report to you and only the Chief Financial Officer, General Counsel and MBI Division of the Company will report to the Chief Executive Officer of the Company. The principal location at which you will perform such services will be the Company’s facility located at Buffalo Grove, IL.

(b)           Devotion to Duties.  For so long as you are employed hereunder, you will devote substantially all of your business time and energies to the business and affairs of the Company, provided that nothing contained in this Section 1(b) will be deemed to prevent or limit your right to devoting reasonable time to outside activities or to manage your personal investments on your own personal time, including, without limitation, the right to make passive investments in the securities of (i) any entity which you do not control, directly or indirectly, and which does not compete with the Company, or (ii) any publicly held entity so long as your aggregate direct and indirect interest does not exceed three percent of the issued and outstanding securities of any class of securities of such publicly held entity, and provided, further that nothing contained in this Agreement will be deemed to prohibit you from owning a controlling interest in privately held companies so long as such ownership does not materially interfere with the regular duties required by your position.  You may also participate in being a member of boards of directors of for profit and not-for-profit entities, provided that such entities are not listed on Exhibit A attached hereto.  You shall have all of the powers necessary to perform the duties assigned to you and you shall be provided supporting services, staff , secretarial and other assistance, executive office space and accoutrements commensurate therewith.

2.             Term of Employment.

(a)           Term; Termination.  Subject to the terms hereof, your employment hereunder will commence on May 9, 2003 (the “Commencement Date”) and will continue until May 8, 2004 (the “Initial Term”), provided that on the one year anniversary of the Commencement Date and each subsequent one year anniversary of the Commencement Date, the term of your employment hereunder will be automatically extended for an additional period of one year (each a “Subsequent Term”) unless either you or the Company has given written notice to the other that such automatic extension will not occur (a “Non-Renewal Notice”), which notice was given not less than 45 days prior to the relevant anniversary of the Commencement Date.  The Initial Term and any Subsequent Term are referred to herein as the “Term.”

Notwithstanding the foregoing, your employment hereunder will terminate upon the first to occur of the following:

                (i)            Immediately upon your death;

                (ii)           By the Company:

(A)          By written notice to you effective the date of such notice, following your failure, due to illness, accident or any other physical or mental incapacity, to perform the essential functions of your position for an aggregate of 90 business days within any period of 180 consecutive business days during the term hereof as determined by a physician selected by you (“Disability”), provided that if applicable law provides any provision regarding disability that is more favorable to you than that set forth herein, such more favorable provision will govern;

(B)           By written notice to you effective the date of such notice, for Cause (as defined below); or

(C)           By written notice to you effective 30 days after the date of such notice and subject to Section 4 hereof, without Cause; or

                (iii)          By you:

(A)          At any time by written notice to the Company effective 30 days after the date of such notice; or

(B)           By written notice to the Company for Good Reason (as defined below) effective the date of such notice.

                (b)           Definition of “Cause”.  For purposes of this Agreement, “Cause” means (i) your conviction of a felony or act of dishonesty, either in connection with the performance of your obligations to the Company or which otherwise materially and adversely affects your ability to perform such obligations, (ii) your willful disloyalty or deliberate dishonesty, (iii) the commission by you of an act of fraud or embezzlement against the Company, (iv) suspension or exclusion from participation in the Medicare or Medicaid Programs, (v) continued willful failure or refusal to perform your duties hereunder as reasonably directed by the Board of Directors of the Company, or (vi) a material breach by you of any material provision of this Agreement which breach is not cured within 30 days after delivery to you by the Company of written notice of such breach, provided that if such breach is not capable of being cured within such 30 day period, you will have a reasonable additional period to cure such breach but only if you promptly commence and continue good faith efforts to cure such breach.  Any determination under this Section 2(b) will be made by two thirds of the Board of Directors of the Company (the “Board”) voting on such determination.  With respect to any such determination, the Board will act fairly and in utmost good faith and will give you and your counsel an opportunity to appear and be heard at a meeting of the Board or and present evidence on your behalf.  No act or omission on your part will be considered “willful” unless done, or admitted to be done, by you in bad faith or without your reasonable belief that such act or omission was in the best interest of the Company.

(c)           Definition of “Good Reason”.  For purposes of this Agreement, a “Good Reason” means any of the following:

(i)            A change in the principal location at which you provide services to the Company, without your prior written consent;

(ii)           Failure of the Board to appoint you as President and Chief Operating Officer of the Company, or removal as President and Chief Operating Officer of the Company provided that such failure or removal is not in connection with a termination of your employment hereunder by the Company;

(iii)          A material adverse change by the Company in your duties, authority or responsibilities as President and Chief Operating Officer of the Company which causes your position with the Company to become of less responsibility or authority than your position as of immediately following the Commencement Date, provided that such change is not in connection with a termination of your employment hereunder by the Company;

(iv)          A change in the lines of reporting such that you no longer report to Raj Rai, the Chief Executive Officer of the Company;

(v)           The assignment to you of duties not commensurate or consistent with your position as President and Chief Operating Officer of the Company without your prior written consent;

(vi)          A reduction in your compensation or other benefits;

(vii)         A material breach of this Agreement by the Company that has not been cured within 30 days after written notice thereof by you to the Company;

                (viii)        A Change of Control (as defined in Section 2(d) below) of the Company; or

                (ix)           Failure by the Company to obtain the assumption of this Agreement by any successor to the Company.

(d)           Definition of “Change of Control” For purposes of this Agreement, a Change of Control means that any of the following events has occurred:

(i)           Any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than the Company, any employee benefit plan of the Company or any entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act), or EJ Financial becomes the beneficial owner or owners (as defined in Rule I 3d-3 and 13d-5 promulgated under the Exchange Act), directly or indirectly (the “Control Group”), of more than 50% of the outstanding equity securities of the Company, or otherwise becomes entitled, directly or indirectly, to vote more than 50% of the voting power entitled to be cast at elections for directors (“Voting Power”) of the Company, ;

(ii)          A consolidation or merger (in one transaction or a series of related transactions) of the Company pursuant to which the holders of the Company’s equity securities immediately prior to such transaction or series of related transactions would not be the holders, directly or indirectly, immediately after such transaction or series of related transactions of more than 50% of the Voting Power of the entity surviving such transaction or series of related transactions, unless EJ Financial becomes the holder of more than 50% of the Voting Power of the entity surviving such transaction or series of transaction;

(iii)         The date upon which the individuals who are members of the Board as of the Commencement Date, cease for any reason to constitute a majority of the Board, unless the election or nomination for election by the Company’s stockholders of any new director or directors was approved by a vote of a majority of the Board, in which case such new director or directors shall, for purposes of this Agreement, be considered a member or members of the Board;

(iv)         The sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, unless such sale lease exchange or other transfer of all or substantially all the assets of the Company is to EJ Financial; or

(v)          The liquidation or dissolution of the Company or the Company ceasing to do business.

3.             Compensation.

(a)           Base Salary.  While you are employed hereunder, the Company will pay you a base salary at the annual rate of $300,000 (the “Base Salary”).  The Base Salary will be reviewed and may be adjusted upward, (but not downward) no less frequently than annually.  The Base Salary will be payable in substantially equal installments in accordance with the Company’s payroll practices as in effect from time to time.  The

Company will deduct from each such installment any amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which you participate.

(b)           Bonus.

                (i)            Annual Bonus.  Commencing after the close of fiscal year 2003, and thereafter annually, you will be eligible to be awarded a bonus for the prior year of up to 40% of your Base Salary (“Annual Bonus”).  Your eligibility to be awarded an Annual Bonus will be based on the then current bonus criteria established by the CEO and approved by the Board of Directors of the Company.

(c)           Equity Compensation.

                (i)            Initial Option Grant.  Simultaneously with the approval of this Agreement, the Board has agreed to grant you an option (the “Option”) under the OPTION CARE, INC. AMENDED AND RESTATED STOCK INCENTIVE PLAN (1997) (the “Plan”) to purchase 300,000 shares of the Company’s common stock (the “Common Stock”) pursuant to a written stock option agreement between the Company and you in the form attached hereto as Exhibit 3(c)(i) (the “Option Agreement”).  The Option will be an incentive stock option to the extent permissible under applicable law.

(ii)           Effect of Change of Control.  In the event of (a) a Change of Control (as defined in Section 2(d)) of the Company while you continue to be employed by the Company and (b) your employment with the Company is terminated by the Company without Cause, by the Company by delivery of a Non-Renewal Notice, or by you for a Good Reason within twelve months after the date of the Change of Control, the Option will become fully vested and   exercisable.

(d)           Vacation.  You will be entitled to paid vacation in each calendar year and paid holidays and personal days in accordance with the Company’s policies for its senior executives as in effect from time to time, but not less than four weeks paid vacation in each calendar year.  Accrued unused vacation will not be carried over from year to year.

(e)           Fringe Benefits.  You will be entitled to participate in the same manner as other senior executives of the Company in any employee benefit plans which the Company provides or may establish for the benefit of its senior executives generally (including, without limitation, group life, disability, medical, dental and other insurance, tax benefit and planning services, 401(k), retirement, pension, profit-sharing and similar plans) (collectively, the “Fringe Benefits”), provided that the Fringe Benefits will not include any stock option or similar plans relating to the grant of equity securities of the Company.  Prior to your enrollment in any group insurance package, including medical, dental, vision and short-term disability plans, the Company will reimburse you for all COBRA payments paid by you to your previous employer.

(f)            Automobile; Computer; Mobile Phone.  The Company will pay you an automobile allowance of $500.00 per month paid semi-monthly.  The amount of such allowance may be reviewed and adjusted upward, but not downward not less frequently then annually.  In addition to the automobile allowance described above, the Company shall also include you under its general corporate automobile insurance program and pay all expenses thereof.  The Company will also provide you with a mobile telephone and laptop computer, for Company use, at the expense of the Company.  Reimbursement for charges related to business use of your mobile telephone will be made in accordance with Section 3(h) below.

                (g)           Life Insurance; Disability Insurance.  The Company, at its expense, will purchase life insurance on your life and disability insurance consistent with the Executive Program offered to executives of the Company.

(h)           Reimbursement of Expenses.  The Company will reimburse you for all approved, ordinary and reasonable out-of-pocket business expenses that are incurred by you in furtherance of the Company’s business in accordance with the Company’s policies with respect thereto as in effect from time to time.  Without limiting the generality of the foregoing, the Company shall reimburse you for professional dues and subscriptions paid by you, including, AICPA, ILCPA and HFMA.  Subject to approval, you will also be entitled to attend seminars, conferences and trade meetings, relating to the business of the Company.

(i)            Relocation Expenses.  The Company will pay or reimburse you for reasonable out of pocket costs incurred by you in connection with your relocation from Colorado Springs, CO to the Chicago-land area including costs related to the move and storage of your and your family’s belongings, family trip to the Chicago-land area for “house-hunting”, temporary housing for up to six months, travel expenses from Chicago, IL to Colorado Springs, CO, closing costs on purchase of residences, and shall specifically exclude the purchase price of a home or residence.  The Company will take such steps as are reasonable, including a tax gross up, as agreed to by you, the CFO and CEO, and the following shall not be grossed up, (i) moving of household goods and personal effects, (ii) one trip to the new residence, and (iii) lodging expenses prior to the expected relocation, to ensure that you or your beneficiaries do not incur unnecessary tax liability with regard to the payment or reimbursement of any relocation expenses.

(i)            Indemnification.  The Company will indemnify you to the extent permitted by its charter and by-laws and by applicable law against all costs, charges and expenses, including, without limitation, attorneys’ fees, incurred or sustained by you in connection with any action, suit or proceeding to which you may be made a party by reason of being an officer, director or employee of the Company.  In connection with the foregoing, you will be covered under any directors and officers, any employment practices, any errors and omissions and any other liability insurance policy that protects other officers of the Company.

4.             Severance Compensation.

(a)           Definition of Accrued Obligations.  For purposes of this Agreement, “Accrued Obligations” means (i) the portion of your Base Salary as has accrued prior to any termination of your employment with the Company and has not yet been paid, (ii) an amount equal to the value of your accrued unused vacation days for the then current year, (iii) the amount of any Initial Annual Bonus or Annual Bonus earned and accrued but not yet paid, which amount will include a pro rata portion of any previously determined Annual Bonus which would have been earned if such termination had not occurred and (iv) the amount of any expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed.

(b)           Death or Disability.  If your employment hereunder is terminated as a result of your death or Disability:

(i)            The Company will pay the Accrued Obligations to you (or your estate) promptly following such termination.

(ii)           The Company will continue to provide you or your covered beneficiaries with the Fringe Benefits for a period of six months subject to applicable law and the terms of the respective policies.

(c)           Termination for Cause or in the Absence of a Good Reason.  If your employment hereunder is terminated either by the Company for Cause or by you in the absence of a Good Reason (either pursuant to Section 2(a)(iii)(A) above or by delivery by you of a Non-Renewal Notice), the Company will pay the Accrued Obligations to you promptly following such termination.

                (d)           Termination Without Cause or for a Good Reason.  If your employment hereunder is terminated either by the Company without Cause (either pursuant to Section 2(a)(ii)(c) above or by delivery of a Non-Renewal Notice by the Company) or by you for a Good Reason:

(i)            The Company will pay the Accrued Obligations to you promptly following such termination.

(ii)           The Company will pay you, in quarterly installment amounts (beginning on the effective date of such termination and continuing thereafter), an amount equal to the Base Salary at the rate in effect at such termination in accordance with Section 3(a) of this Agreement for the period commencing on the date of such termination and ending on the first anniversary of the date of such termination; provided, that in the event of a Change in Control and the termination of your employment under either A or B below, you shall be entitled to a lump sum payment equal to one 1 times (1) your annual Base Salary then payable; (2) an amount equal to the highest Annual Bonus you received during the most recent three (3) years; and (3) an amount equal to the contributions made or credited by the Company under all employee retirement plans for your benefit for the most recent year.  The following shall constitute termination under this paragraph:

(A)            You terminate your employment for Good Reason within one (1) year after the Change in Control.

(B)             This Agreement is terminated by the Company or its successor within the six (6) months preceding the Company entering into a definitive letter of intent to consummate a Change in Control or the one-year period succeeding the Change in Control.

                (iii)          The Company will continue to provide you with the Fringe Benefits 12 months following such termination.

                (iv)          The Company will continue to pay you any Annual Bonus in accordance with Section 3(b)(i) of this Agreement during the period commencing on the date of such termination and ending on the date of the end of the then current Term.  The amount of such bonus after the date of such termination will equal the greater of (A) the last such bonus paid before the date of such termination, or (B) the average of three most recent such bonuses paid before the date of such termination (and all such prior bonuses if less than three).

                (v)           If you are subject to any excise tax (“Excise Tax”) on your compensation by the Company whether as a result of payment of any sum or provision of any benefit hereunder or under any agreement between you and the Company, the terms of any option agreement or otherwise (including but not limited to excise taxes imposed under Section 4999 of the Code), the Company will then “gross-up” your compensation by making an additional payment to you in an amount which, after reduction for any income or excise taxes payable as a result of receiving such additional payment, is equal to the Excise Tax.

                (iv)          The Company will provide you with outplacement services (with a firm selected by you but at the expense of the Company) for up to four  months following such termination.

                (e)           No Duty to Mitigate.  Notwithstanding any other provision of this Agreement, (i) you will have no obligation to mitigate your damages for any breach of this Agreement by the Company or for any termination of this Agreement, whether by seeking employment or otherwise and (ii) the amount of any benefit due to you after the date of such termination pursuant to this Agreement will not be reduced or offset by any payment or benefit that you may receive from any other source.

5.             Prohibited Competition.

(a)           Certain Acknowledgements and Agreements.

                (i)            We have discussed, and you recognize and acknowledge the competitive and proprietary aspects of the business of the Company.

(ii)           You acknowledge that a business will be deemed competitive with the Company if it performs any of the services or manufactures or sells any of the products provided or offered by the Company or if it performs any other services and/or engages in the production, manufacture, distribution or sale of any product similar to services or products, which services or products were performed, produced, manufactured, distributed or sold by the Company during the period while you are employed hereunder.

(iii)          You further acknowledge that, while you are employed hereunder, the Company will furnish, disclose or make available to you Confidential Information (as defined below) related to the Company’s business and that the Company may provide you with unique and specialized training.  You also acknowledge that such Confidential Information and such training have been developed and will be developed by the Company through the expenditure by the Company of substantial time, effort and money and that all such Confidential Information and training could be used by you to compete with the Company.

(iv)          For purposes of this Agreement, “Confidential Information” means confidential and proprietary information of the Company, whether in written, oral, electronic or other form, including but not limited to, information and facts concerning business plans, customers, future customers, suppliers, licensors, licensees, partners, investors, affiliates or others, training methods and materials, financial information, sales prospects, client lists, inventions, or any other scientific, technical or trade secrets of the Company or of any third party provided to you or the Company under a condition of confidentiality, provided that Confidential Information will not include information that is (1) in the public domain other than through any fault or act by you, (2) known to you prior to its disclosure to you in the course of your employment hereunder, or (3) lawfully disclosed to you by a source other than the Company which source has a legal right to disclose such information.

                (b)           Non-Competition; Non-Solicitation.  During the period while you are employed hereunder and for a period of one year following the termination of your employment hereunder for any reason or for no reason you will not, without the prior written consent of the Company:

(i)            For yourself or on behalf of any other person or entity, directly or indirectly, either as principal, partner, stockholder, officer, director, member, employee, consultant, agent, representative or in any other capacity, own, manage, operate or control, or be concerned, connected or employed by, or otherwise associate in any manner with, engage in, or have a financial interest in, any of the Company’s set forth in Exhibit A, as may be updated and modified throughout any  term of this Agreement, attached hereto, except that nothing contained herein will preclude you from purchasing or owning securities of any such business if such securities are publicly traded, and provided that your holdings do not exceed three percent of the issued and outstanding securities of any class of securities of such business, or

(ii)           Either individually or on behalf of or through any third party, solicit, entice or persuade or attempt to solicit, entice or persuade any key employee of or consultant to the Company to leave the service of the Company.

                (c)           Survival of Acknowledgements and Agreements.  Your acknowledgements and agreements set forth in this Section 5 will survive the termination of your employment hereunder for any reason or for no reason.

                6.             Protected Information.  You will at all times, both during the period while you are employed hereunder and after the termination of your employment hereunder for any reason or for no reason, maintain in confidence and will not, without the prior written consent of the Company, use, except in the course of performance of your duties for the Company or by court order, disclose or give to others any Confidential Information.  Upon the termination of your employment hereunder for any reason or for no reason, you will return to the Company all tangible Confidential Information and copies thereof (regardless how such Confidential Information or copies are maintained).

                7.             Ownership of Ideas, Copyrights and Patents.

(a)           Property of the Company.  All ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, designs, developments, apparatus, techniques, methods, and formulae (collectively the “Inventions”) which may be used in the business of the Company, whether patentable, copyrightable or not, which you may conceive, reduce to practice or develop while you are employed hereunder, alone or in conjunction with another or others, and whether at the request or upon the suggestion of the Company or otherwise, will be the sole and exclusive property of the Company, and that you will not publish any of the Inventions without the prior written consent of the Company.  You hereby assign to the Company all of your right, title and interest in and to all of the foregoing.

(b)           Cooperation.  At any time during your employment hereunder or after the termination of your employment hereunder for any reason or for no reason, you will fully cooperate with the Company and its attorneys and agents in the preparation and filing of all papers and other documents as may be required to perfect the Company’s rights in and to any of such Inventions, including, but not limited to, joining in any proceeding to obtain letters patent, copyrights, trademarks or other legal rights with respect to any such Inventions in the United States and in any and all other countries, provided that the Company will bear the expense of such proceedings, and that any patent or other legal right so issued to you personally will be assigned by you to the Company or its designee without charge by you.  The Company will reimburse you for reasonable expenses incurred by you in connection with the performance of your obligations under this Section 7.

8.             Records.  Upon termination of your employment hereunder for any reason or for no reason, you will deliver to the Company any property of the Company which may be in your possession, including products, materials, memoranda, notes, records, reports or other documents or photocopies of the same.

9.             General.

                (a)           Notices.  All notices, requests, consents and other communications hereunder will be in writing, will be addressed to the receiving party’s address set forth above or to such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

                (b)           Entire Agreement.  This Agreement, together with the other agreements specifically referred to herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

                (c)           Modifications and Amendments.  The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

                (d)           Waivers and Consents.  The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

                (e)           Assignment.  The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which you are principally involved.  You may not assign your rights and obligations under this Agreement without the prior written consent of the Company.

                (f)            Benefit.  All statements, representations, warranties, covenants and agreements in this Agreement will be binding on the parties hereto and will inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement will be construed to create any rights or obligations except among the parties hereto, and no person or entity will be regarded as a third-party beneficiary of this Agreement.

                (g)           Governing Law.  This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of the State of Illinois, without giving effect to the conflict of law principles thereof.

                (h)           Jurisdiction, Venue and Service of Process.  Any legal action or proceeding with respect to this Agreement that is not subject to arbitration pursuant to Section 9 below may be brought in the courts of the State of Illinois or of the United States of America for the Northern District of Illinois.  By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.

                (i)            Arbitration.  Any controversy, dispute or claim arising out of or in connection with this Agreement, other than a controversy, dispute or claim arising under Section 5, 6 or 7 hereof, will be settled by final and binding arbitration to be conducted in the State of Illinois pursuant to the national rules for the resolution of employment disputes of the American Arbitration Association then in effect.  The decision or award in any such arbitration will be final and binding upon the parties and judgment upon such decision or award may be entered in any court of competent jurisdiction or application may be made to any such court for judicial acceptance of such decision or award and an order of enforcement.  In the event that any procedural matter is not covered by the aforesaid rules, the procedural law of the State of Illinois will govern.  Any disagreement as to whether a particular dispute is arbitrable under this Agreement shall itself be subject to arbitration in accordance with the procedures set forth herein.

                (j)            Severability.  The parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement is to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid arid enforceable to the fullest extent permitted by law and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision, the geographic area covered thereby, or other aspect of the scope of such provision, the court making such determination will have the power to reduce the duration, geographic area of such provision, or other aspect of the scope of such provision, and/or to delete specific words and phrases (“blue-penciling”), and in its reduced or blue-penciled form, such provision will then be enforceable and will be enforced.

                (k)           Headings and Captions.  The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof

                (l)            No Waiver of Rights, Powers and Remedies.  No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, will operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, will preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto will not constitute a waiver of the right of such party to pursue other available remedies.  No notice to or demand on a party not expressly required under this Agreement will entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

                (m)          Expenses.  Should the Company breach this Agreement, in addition to all other remedies available at law or in equity, the Company will pay all of your costs and expenses resulting therefrom and/or incurred in enforcing this Agreement, including legal fees and expenses.  The Company will reimburse you for reasonable fees not to exceed $1,500.00 of one counsel retained by you in connection with the negotiation and execution of this Agreement.

                (n)           Counterparts.  This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this letter.

Very truly yours,

Option Care, Inc.

By:	/s/ Raj Rai
Name: Raj Rai
Title: CEO Option Care, Inc.

Accepted and Approved

/s/ Richard M. Smith	May 7, 2003
Print Name: Richard M. Smith	Date

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